UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2014

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	000-22081	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices, including zip code)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment”) amends the Current Report on Form 8-K filed by Epiq Systems, Inc. (“Epiq”) on June 12, 2014 (the “Original Report”) in which Epiq reported, among other things, the entry into an Executive Resignation Agreement and General Release of Claims (the “Resignation Agreement”) with Mr. Christopher E. Olofson.  Epiq is filing this Amendment for the sole purpose of supplementing the disclosure in Item 1.01 of the Original Report (second paragraph, subparagraph (3)) describing the terms of the potential forfeiture by Mr. Olofson, pursuant to the Resignation Agreement, of vested options for which the exercise prices currently exceed the trading price on the NASDAQ Global Select Market of Epiq’s common stock (the “Common Stock”).

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

As previously disclosed in the Original Report, Epiq and Mr. Christopher E. Olofson, Epiq’s Vice-Chairman, entered into the Resignation Agreement on June 6, 2014, providing for the resignation of Mr. Olofson from his position as Vice-Chairman of Epiq, effective June 30, 2014.  The Resignation Agreement may be revoked by Mr. Olofson prior to June 14, 2014 (the “Effective Date”).

Pursuant to the Resignation Agreement, Mr. Olofson agreed to:  (1) forfeit 125,000 restricted shares of Common Stock previously granted to Mr. Olofson on January 28, 2014, which, for reference purposes, and as set forth in Epiq’s definitive proxy materials filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2014, were valued as of December 31, 2013 at approximately $2,021,250 in the aggregate based on a closing price of $16.17 per share of the Common Stock on December 31, 2013, as reported by the NASDAQ Global Select Market; (2) forego any employment-related bonus compensation for the 2014 fiscal year, which, for reference purposes, was valued at approximately $815,000 for the 2013 fiscal year; (3) to the extent that any of the following options to purchase shares of Common Stock (“Options”) are not exercised by July 30, 2014, forfeit up to an aggregate of 250,000 vested and unexercised Options, 150,000 of which would otherwise have been exercisable through December 11, 2017 at an exercise price of $16.69, and 100,000 of which would otherwise have been exercisable through December 29, 2019 at an exercise price of $14.25; (4) release Epiq from any and all claims that Mr. Olofson may have had including concerning Mr. Olofson’s employment with Epiq; (5) assist Epiq in certain litigation or arbitration related matters; and (6) comply with certain confidentiality, non-solicitation, non-competition, non-disparagement and other obligations.

As also previously disclosed in the Original Report, Epiq and Mr. Olofson on June 6, 2014 entered into an Executive Consulting Advisory Agreement, effective July 1, 2014 (the “Advisory Agreement”).  Pursuant to the Advisory Agreement, Mr. Olofson agreed to provide executive advisory services to Epiq from July 1, 2014 through December 31, 2014, for which Mr. Olofson is to be paid $100,000 per month, unless the Advisory Agreement is otherwise terminated by either party for “cause” as defined therein.

Pursuant to the Resignation Agreement, and following the Effective Date and subject to certain conditions set forth in the Resignation Agreement, Mr. Olofson will be entitled to receive from Epiq the following payments and benefits, among others:  (1) a severance payment of $1,945,000 to be paid on July 1, 2014; (2) comparable severance payments no later than each of the following dates: (i) January 2, 2015; (ii) July 3, 2015; and (iii) January 5, 2016, provided that the final additional severance payment shall be delivered in connection with the execution and delivery by Mr. Olofson of an additional release in favor of Epiq in mid-December 2015; and (3) exclusive use of an automobile leased and paid for by

Epiq through the termination of such lease (or an earlier lease buy-out, at Epiq’s discretion) and ownership of such automobile thereafter.

The foregoing descriptions of the Resignation Agreement and the Advisory Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Resignation Agreement and the Advisory Agreement, each of which will be filed as exhibits to Epiq’s Quarterly Report on Form 10-Q to be filed by Epiq with the SEC for the period ending June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: June 13, 2014

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director